As filed with the Securities and Exchange Commission on May 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CST Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1365950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Valero Way Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

CST BRANDS, INC. 2013 OMNIBUS STOCK INCENTIVE PLAN

CST BRANDS, INC. SAVINGS PLAN

(Full title of the plan)

Kimberly S. Bowers

Chief Executive Officer and President

CST Brands, Inc.

One Valero Way

Building D, Suite 200

San Antonio, Texas 78249

(Name and Address of Agent for Service)

(210) 692-5000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephanie L. Chandler, Esq.

Jackson Walker L.L.P.

112 E. Pecan Street, Suite 2400

San Antonio, Texas 78205

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 per share	8,000,000	$30.63	$245,040,000	$33,423.46

(1)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the common stock of CST Brands, Inc. (the “Company” or “Registrant”) that become issuable under the above-referenced employee benefit plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the company’s outstanding shares of common stock.
(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the common stock of the Company as reported on the New York Stock Exchange on May 2, 2013; this price is used solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

On February 28, 2013, the Board of Directors of CST Brands, Inc. (the “Registrant”) and the sole shareholder of the Registrant approved the CST Brands, Inc. 2013 Omnibus Stock Incentive Plan (the “2013 Plan”). On February 15, 2013, the Board of Directors of the Registrant approved the CST Brands, Inc. Savings Plan (the “401(k) Plan” and together with the 2013 Plan, the “Plans”). This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering up to 8,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) the Registrant’s Registration Statement on Form 10, initially filed with the Commission on November 16, 2012, as amended by Amendment No. 1 on January 9, 2013, as amended by Amendment No. 2 on February 8, 2013, as amended by Amendment No. 3 on March 1, 2013 and as amended by Amendment No. 4 on April 4, 2013;

(b) the Registrant’s Current Report on Form 8-K filed with the Commission on April 19, 2013 and Form 8-K filed with the Commission on May 1, 2013; and

(c) the description of the Common Stock contained in the Registrant’s Information Statement, dated April 19, 2013, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 initially filed with the Commission on November 16, 2012, as amended by Amendment No. 1 on January 9, 2013, as amended by Amendment No. 2 on February 8, 2013, as amended by Amendment No. 3 on March 1, 2013 and as amended by Amendment No. 4 on April 4, 2013, and including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Notwithstanding the foregoing, information that the Registrant elects to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Registrant’s Amended and Restated Certificate of Incorporation includes such an exculpation provision.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following: any breach of the director’s duty of loyalty to the corporation or its stockholders; any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and any transaction from which the director derived an improper personal benefit.

Additionally, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was the Registrant’s director or officer, or by reason of the fact that the Registrant’s director or officer is or was serving, at the Registrant’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. The Registrant will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Registrant’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

The Registrant has obtained insurance policies that insure the Registrant’s directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if the Registrant is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

The Registrant has approved a form of Indemnification Agreement to be entered into with each of its directors that is intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

The above discussion of the DGCL and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant is not intended to be exhaustive and is qualified in its entirety by such statute, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description of Exhibit

4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.3*	2013 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form 10 (Amendment No. 3), initially filed with the Commission on November 16, 2012, as amended by Amendment No. 1 on January 9, 2013, as amended by Amendment No. 2 on February 8, 2013, as amended by Amendment No. 3 on March 1, 2013 and as amended by Amendment No. 4 on April 4, 2013, and including any amendment or report filed for the purpose of updating such description).

4.4**	CST Brands, Inc. Savings Plan.

5.1**	Opinion of Jackson Walker L.L.P.

23.1**	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1).

23.2**	Consent of KPMG LLP.

24.1**	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*	Incorporated by reference.
**	Filed herewith.

The Registrant undertakes that it will submit or has submitted the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 3, 2013.

CST BRANDS, INC.

By:	/s/ Kimberly S. Bowers
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Kimberly S. Bowers and Clayton E. Killinger, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Name and Title	Date
/s/ Kimberly S. Bowers	Chief Executive Officer (Principal Executive Officer), President and Director	May 3, 2013
Kimberly S. Bowers

/s/ Clayton E. Killinger	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2013
Clayton E. Killinger

/s/ Donna M. Boles	Director	May 3, 2013
Donna M. Boles

/s/ Roger G. Burton	Director	May 3, 2013
Roger G. Burton

/s/ Michael S. Ciskowski	Director	May 3, 2013
Michael S. Ciskowski

/s/ S. Eugene Edwards	Director	May 3, 2013
S. Eugene Edwards

/s/ Ruben M. Escobedo	Director	May 3, 2013
Ruben M. Escobedo

/s/ William G. Moll	Director	May 3, 2013
William G. Moll

/s/ Alan Schoenbaum	Director	May 3, 2013
Alan Schoenbaum

/s/ Michael H. Wargotz	Director	May 3, 2013
Michael H. Wargotz

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.3*	2013 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form 10 (Amendment No. 3), initially filed with the Commission on November 16, 2012, as amended by Amendment No. 1 on January 9, 2013, as amended by Amendment No. 2 on February 8, 2013, as amended by Amendment No. 3 on March 1, 2013 and as amended by Amendment No. 4 on April 4, 2013, and including any amendment or report filed for the purpose of updating such description).

4.4**	CST Brands, Inc. Savings Plan.

5.1**	Opinion of Jackson Walker L.L.P.

23.1**	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1).

23.2**	Consent of KPMG LLP.

24.1**	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*	Incorporated by reference.
**	Filed herewith.